Exhibit 99.1

Encore Acquisition Company Reports Record Second Quarter 2004 Financial and Operating Results

FORT WORTH, Texas, Jul 27, 2004 (BUSINESS WIRE) — Encore Acquisition Company (NYSE:EAC) today reported record quarterly net income of $18.0 million ($0.58 per diluted share) for the second quarter of 2004. This represents an increase of 27% over second quarter 2003 net income of $14.2 million ($0.47 per diluted share). Encore’s earnings were driven by record production volumes averaging 24,434 BOE per day in the second quarter of 2004 as compared to 21,398 BOE per day in the second quarter of 2003, an increase of 14%. During the current quarter, oil production averaged 18,557 Bbls per day and natural gas production averaged 35,260 Mcf per day. Natural gas production volumes in the current quarter reflect an increase of 61% over the level reported in the second quarter of 2003 as a result of the Company’s Elm Grove and Cortez acquisitions that closed in the third quarter of 2003 and the second quarter of 2004, respectively. Encore’s recently completed Overton acquisition is not reflected in the operating results in the second quarter of 2004. Higher production volumes and commodity prices resulted in record oil and natural gas revenues of $70.1 million for the second quarter of 2004. This represents a 37% increase over the $51.2 million of oil and natural gas revenues reported for the second quarter of 2003. The Company’s average net combined commodity price rose to $31.54 per BOE for the second quarter of 2004 over the $26.32 per BOE reported in the second quarter of 2003.

“We had a great second quarter and our operations continue to perform as planned,” stated Jonny Brumley, President. “We continue to aggressively exploit our properties and have twelve operated drilling rigs pursuing our in-field development opportunities. Integration of our Cortez and Overton acquisitions is going well, and five of the rigs are working on those properties. The acquisitions and our drilling program, combined with our high-pressure air injection tertiary development projects, should provide continued production growth for many years.”

Lease operations expense increased from $4.69 per BOE reported in the second quarter of 2003 to $4.91 per BOE in the second quarter of 2004. General and administrative expense decreased 5% on a per BOE basis from $1.20 in the second quarter of 2003 to $1.14 per BOE in the second quarter of 2004 as costs were spread over higher production volumes. DD&A expense per BOE of $5.06 for the second quarter of 2004 increased, as expected, from the $3.96 per BOE recorded for the second quarter of 2003 resulting from higher than historical finding, development, and acquisition costs. Exploration expense in the second quarter of 2004 was $1.1 million net of tax ($0.03 per diluted share) as a result of one dry hole. Long-term debt at June 30, 2004 increased to $353.0 million from $179.0 million at March 31, 2004.

Development Activities:

Encore invested $40.2 million in development projects during the second quarter of 2004, $9.3 million of which was invested in the Company’s high-pressure air injection (“HPAI”) tertiary recovery projects in the Little Beaver Unit and the Pennel Unit of the Cedar Creek Anticline (“CCA”). The capital was invested in 23 (18.6 net) new operated vertical producing wells, 5 (5.0 net) horizontal wells, in addition to 15 (14.9 net) operated horizontal re-entry wells and 1 (1.0 net) operated service/injection well. The Company also participated in the drilling of 19 (2.4 net) non-operated vertical producing wells. The Company is currently investing capital on its operated properties with five rigs drilling in the Cedar Creek Anticline and seven in the Company’s other producing areas.

Recent Acquisition Activities:

On June 17, 2004, the Company completed its acquisition of natural gas properties in Overton Field located in Smith County, Texas, which was originally announced on April 26, 2004. The acquisition cost is expected to be approximately $80 million after all post-closing purchase price adjustments are completed. On April 14, 2004 the Company closed its $123.0 million acquisition of Cortez Oil & Gas, Inc.

Recent Market Activities:

On June 30, 2004, the Company filed a new registration statement on Form S-3 with the Securities and Exchange Commission. The registration statement, which was declared effective by the Securities and Exchange Commission on July 9, 2004, allows Encore to issue an aggregate of $500 million of common stock, preferred stock, senior debt and subordinated debt. Encore has no immediate plans to conduct any transactions under this registration statement, which is commonly referred to as a universal shelf registration statement.

On June 10, 2004, the Company sold 2,000,000 shares of its common stock to the public at a price of $26.95 per share. The shares were sold under Encore’s prior shelf registration statement, which was declared effective by the Securities and Exchange Commission in August 2003. The net proceeds of the offering, after underwriting discounts and commissions and other expenses of the offering, were approximately $53.0 million. Encore used the net proceeds of this offering to repay indebtedness under its revolving credit facility and for general corporate purposes, including funding the previously announced purchase of natural gas properties in Overton Field in Smith County, Texas.

On April 2, 2004, the Company sold $150 million of 6 1/4% Senior Subordinated Notes due 2014 in a private placement. The Company received net proceeds of $146.2 million after deducting commissions and paying other costs associated with the offering. Subsequent to the initial offering, the Company filed a registration statement with the SEC and is currently offering to exchange registered bonds for the unregistered bonds.

Outlook for Third Quarter:

Production in the third quarter reflects the impact of the Company’s exploitation drilling and is expected to increase to approximately 25,700 BOE per day with the addition of the Overton acquisition. The Company expects lease operations expense to be approximately $5.20 per BOE, general and administrative expense to be approximately $1.15 per BOE and DD&A expense to be approximately $5.10 per BOE. The Company anticipates an effective tax rate of approximately 36%, with 90% deferred. The Company has budgeted $47.0 million for development projects in the third quarter, including $5.3 million relating to the existing HPAI tertiary recovery projects currently underway in the CCA.

Conference Call:

Encore will host a conference call and simultaneous webcast at 9:00 AM CDT on July 28, 2004. The conference call can be accessed by dialing 877-356-9552 and supplying the title “Encore Acquisition Company Conference Call” and the webcast can be accessed via www.encoreacq.com. A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 8772097. The replay will be available through August 4, 2004. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.

About the Company:

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale near Fort Worth, Texas; and the Rocky Mountains.

Cautionary Statements:

This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: expected production levels and growth; the effect of the Cortez and Overton acquisitions on future earnings, cash flows and production; changes in the Company’s capital budget; future growth; projected lease operations, general and administrative, and DD&A expense; expected capital expenditures and the focus of the Company’s capital program; projected borrowings under the Company’s revolving credit facility; the Company’s expected effective tax rate; and the percentage of tax deferred. However, the assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: diversion of management’s attention from existing operations while pursuing acquisitions; difficulties completing and integrating acquisitions; complications resulting from increasing the scope and geographic diversity of Encore’s operations; inaccuracies in the assessment of reserves or daily or annual production with respect to acquisitions; inaccuracies in Encore’s assumptions regarding the expected revenues, lease operations expense, production taxes and other items of income and expense related to acquisitions; the amount, nature, and timing of capital expenditures and the drilling of wells; the timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses; marketing of oil and natural gas; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated Statements of Operations Data:
Revenues:
Oil	$52,885	$40,704	$99,649	$87,136
Natural gas	17,237	10,539	29,764	19,894

Total revenues	70,122	51,243	129,413	107,030
Expenses:
Production —
Lease operations expense	10,921	9,140	21,163	18,093
Production, ad valorem, and severance taxes	7,161	5,095	13,000	11,264
G&A (excluding non-cash stock based compensation)	2,530	2,340	4,758	4,790
Non-cash stock based compensation	307	150	617	295
Depletion, depreciation, and amortization	11,249	7,703	20,512	15,486
Exploration	1,697	—	1,697	—
Derivative fair value (gain) loss	965	(576)	1,123	(1,836)
Other operating	1,091	712	2,093	882

Total operating expenses	35,921	24,564	64,963	48,974

Operating income	34,201	26,679	64,450	58,056
Interest and other	(6,202)	(4,000)	(10,057)	(8,124)

Income before income taxes and cumulative effect	27,999	22,679	54,393	49,932
of accounting change
Current income tax provision	(919)	(591)	(2,004)	(1,358)
Deferred income tax provision	(9,089)	(7,855)	(17,496)	(17,226)

Income before cumulative effect of accounting change	17,991	14,233	34,893	31,348
Cumulative effect of accounting change, net of taxes	—	—	—	863

Net income	$17,991	$14,233	$34,893	$32,211

Income before cumulative effect of accounting change per common share:
Basic	$0.59	$0.47	$1.15	$1.04
Diluted	0.58	0.47	1.13	1.04
Net income per common share:
Basic	$0.59	$0.47	$1.15	$1.07
Diluted	0.58	0.47	1.13	1.06
Weighted average common shares outstanding:
Basic	30,726	30,089	30,456	30,063
Diluted	31,120	30,284	30,847	30,253
Condensed Consolidated Statements of Cash Flows:
Operating activities
Net income			$34,893	$32,211
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items			47,316	34,853
Changes in operating assets and liabilities			(7,719)	(15,914)

Net cash provided by operating activities			74,490	51,150
Net cash used by investing activities			(298,376)	(46,159)
Financing activities
Exercise of stock options			1,441	777
Net proceeds from issuance of common stock			53,000	—
Net proceeds from (payments on) long-term debt			170,872	(16,000)
Other			933	—

Net cash provided by (used by) financing activities			226,246	(15,223)
Increase (decrease) in cash and cash equivalents			2,360	(10,232)
Cash and cash equivalents, beginning of period			431	13,057

Cash and cash equivalents, end of period			$2,791	$2,825

	June 30,	December 31,
	2004	2003
	(unaudited)
Condensed Consolidated Balance Sheets:
Total assets	$1,009,672	$672,138

Liabilities	$224,521	$134,163
Long-term debt	353,000	179,000
Stockholders’ equity	432,151	358,975

Total liabilities and stockholders’ equity	$1,009,672	$672,138

Working capital (a)	$(7,150)	$(52)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Selected Financial Data:
Production volumes:
Oil (MBbls)	1,689	1,616	3,299	3,281
Natural gas (MMcf)	3,209	1,989	5,733	3,922
Combined (MBOE)	2,223	1,947	4,255	3,935
Daily production:
Oil (Bbls/d)	18,557	17,755	18,128	18,130
Gas (Mcf/d)	35,260	21,858	31,501	21,667
Combined (BOE/d)	24,434	21,398	23,378	21,741
Average prices:
Oil (per Bbl)	$31.32	$25.19	$30.20	$26.55
Gas (per Mcf)	5.37	5.30	5.19	5.07
Combined (per BOE)	31.54	26.32	30.42	27.20
Average costs per BOE:
Lease operations expense	$4.91	$4.69	$4.97	$4.60
Production, ad valorem and severance taxes	3.22	2.62	3.06	2.86
G&A (excluding non-cash stock based comp)	1.14	1.20	1.12	1.22
DD&A	5.06	3.96	4.82	3.94

Derivative Summary as of June 30, 2004

Oil Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
July — Dec 2004	18,000	$24.33	6,000	$29.37	500	$26.48
Jan — June 2005	14,500	27.38	3,500	31.89	1,000	25.12
July — Dec 2005	11,500	27.65	2,500	31.07	1,000	25.12
Jan — Dec 2006	1,000	27.50	1,000	29.88	2,000	25.03
Jan — Dec 2007	—	—	—	—	2,000	25.11

Natural Gas Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
July — Dec 2004	20,000	$4.07	7,500	$6.02	15,000	$5.47
Jan — Dec 2005	10,000	4.84	5,000	5.97	12,500	4.96
Jan — Dec 2006	5,000	4.85	5,000	5.68	12,500	5.02
Jan — Dec 2007	—	—	—	—	10,000	4.99

Interest Rate Swap Contract

Expiration	Notional	Encore Pays	Encore Receives
June 15, 2005	$80,000,000	LIBOR + 3.89%	8.375%